Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors

Factory Card & Party Outlet Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-98549 and 333-92248) of Factory Card & Party Outlet Corp. (formerly known as Factory Card Outlet Corp.) of our reports dated March 22, 2002, except as to the first paragraph of note 5, which is as of April 8, 2002, on the consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of February 2, 2002 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the 52 weeks ended February 2, 2002 and the 53 weeks ended February 3, 2001, and the related financial statement schedule, which reports appear in this Annual Report on Form 10-K.

/s/ KPMG LLP

Chicago, IL

May 2, 2003